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                                                                    EXHIBIT 12.1

                     CKE RESTAURANTS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                 Fiscal year ended January 31,
----------------------                          -------------------------------------------------------------
(Dollars in thousands)                           2001(2)        2000           1999        1998         1997
----------------------                          ---------     --------       --------    --------     -------
Earnings before fixed charges:
      Income (loss) before income taxes and
        extraordinary item                      $(205,264)    $(47,460)    $124,097     $ 76,640     $36,710
      Fixed charges                             $ 102,940       92,389       68,843       35,325      19,840
                                                ---------     --------     --------     --------     -------
                                                $(102,324)    $ 44,929     $192,940     $111,965     $56,550
                                                =========     ========     ========     ========     =======

Fixed charges:
      Interest expense                          $  69,762     $ 63,283     $ 43,453     $ 16,914     $ 9,877
      Interest component of rent expense(1)     $  33,178       29,106       25,390       18,411       9,963
                                                ---------     --------     --------     --------     -------
                                                $ 102,940     $ 92,389     $ 68,843     $ 35,325     $19,840
                                                =========     ========     ========     ========     =======

Ratio of earnings to fixed charges                   (1.0)x        0.5x         2.8x         3.2x        2.9x
                                                =========     ========     ========     ========     =======

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(1) Calculated as one-third of total rent expense.

(2) Earnings are insufficient to cover fixed charges for the year ended January 31, 2001 by $205.3 million.